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                                                   EXHIBIT 10-D

August 1, 1998



Mr. David L. Peterson
906 Coldspring
Northville, MI 48167

Dear Mr. Peterson:

This is to confirm that you have agreed to assume the position of Sr. Vice President Business Development, Production Planning and Technical Services at the Mishawaka, Indiana Headquarters of National Steel Corporation ("NSC" or the "Company"). In this position, you will receive the same annual salary and benefits as you are currently receiving.

We understand that you believe that this change in your title provides you "Good Reason" to terminate your employment with NSC under your Agreement, but that you nevertheless are willing to assume the Headquarters job on a trial basis for up to six months. As we have discussed, it is the Company's position that the change in your job title does not provide you "Good Reason" to terminate within the meaning of your Agreement.

The Company and you have agreed to put off the resolution of any dispute over this matter and preserve the respective arguments concerning "Good Reason" during the trial period so as to permit you to evaluate the new assignment. Accordingly, the Company and you agree as follows:

     1. You will assume the position of Sr. Vice President Business Development, Production Planning and Technical Services for a trial period beginning on August 1, 1998 and ending on or before January 31, 1999. Your employment will be pursuant to the terms of your Employment Agreement except as provided in this letter.

     2. If any time prior to February 1, 1999 you do not wish to continue your employment, you will provide the Company with a Notice of Termination ("Notice") as defined in your Agreement and terminate employment within 10 days of such Notice. If you do not provide such Notice prior to February 1, 1999, you will remain employed in your new
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Mr. David L. Peterson
August 1, 1998
Page 2


        position pursuant to the terms of your current Agreement or, if mutually acceptable, pursuant to the terms of a new employment agreement to be negotiated in good faith between you and the Company.

     3. Effective August 3, 1998, you will be granted 10,000 stock options (the "stock option") under the Company's Long Term Incentive Plan (the "Plan"). The stock option will be granted at an exercise price that is equal to the average of NSC's high and low market price reported by the NYSE on August 3, 1998. Should you terminate your employment with NSC for "Good Reason" as defined in your Agreement on or before February 1, 1999, you will forfeit these stock options. In all other respects, these stock options shall be subject to the terms of the Plan.

     4. If you so provide the Notice described in paragraph 2 above, the Company will not contend in any arbitration or other proceeding between you and the Company that your agreement to accept the position on a trial basis prevents you from arguing that you have "Good Reason" to terminate your employment based on your reassignment.

     5. You will not contend in any arbitration or other proceeding that the Company's agreement to offer you the new position on a trial basis (a) is an admission that the reassignment provides you "Good Reason" to terminate employment or (b) prevents the Company from contending in any such proceeding that you do not have "Good Reason" to terminate employment.

Please countersign below to confirm that you have consulted with personal counsel and that this letter accurately reflects our agreement.

                                  Sincerely,



                                  _______________________________
                                  David A. Pryzbylski
                                  Senior Vice President - Administration
                                  and Corporate Secretary
Accepted and Agreed to:

______________________
David L. Peterson